UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2013

NEOSTEM, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33650 (Commission File Number)	22-2343568 (IRS Employer Identification No.)

420 Lexington Avenue, Suite 350, New York, New York 10170
(Address of Principal Executive Offices)(Zip Code)

(212) 584-4180
Registrant's Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Robert Dickey IV Appointed NeoStem's Chief Financial Officer

Effective August 19, 2013 (the “Effective Date”), Robert Dickey IV, age 57, was appointed to serve as Chief Financial Officer of NeoStem, Inc. (the "Company").

Mr. Dickey has over 15 years of management experience at life sciences companies, including positions as a CFO, COO and CEO and board member, following a career as an investment banker. He has specific expertise in financing, M&A, partnering/licensing transactions and project management, as well as international experience. Mr. Dickey is joining NeoStem from Hemispherx Biopharma, Inc. (NYSE MKT: HEB) where he served as Senior Vice President from June 2009- 2013. Hemispherx is a publicly-traded company involved in immune-modulatory therapies that is developing treatments for chronic fatigue syndrome and influenza. Prior to Hemispherx ,from 2007-2008, Mr. Dickey was Senior Vice President, Chief Financial Officer and Business Unit Manager at StemCyte, Inc., an umbilical cord stem cell therapeutics company. Other management experience includes leadership positions at Protarga, Inc., a company developing cancer therapies, and Locus Pharmaceuticals, a company involved in computational drug design. Previously, he spent 18 years as an investment banker, 14 of those at Lehman Brothers, with a background split between M&A and capital markets transactions across a variety of industries. He earned an M.B.A from The Wharton School, University of Pennsylvania, and an A.B. from Princeton University.
In connection with his appointment as Chief Financial Officer, Mr. Dickey and the Company entered into an employment agreement dated as of August 16, 2013 and effective on the Effective Date, August 19, 2013 (the “Employment Agreement”) that sets forth the terms and conditions of Mr. Dickey's employment with the Company. The Employment Agreement, which has an initial three-year term, provides that Mr. Dickey shall (i) receive base salary of $310,000 (“Base Salary”); (ii) be eligible for a cash bonus of up to 30% of his Base Salary; (iii) be granted on the Effective Date an option to purchase 36,000 shares of the Company's common stock at a per share exercise price equal to the closing price of the common stock on the Effective Date, scheduled to vest subject to Mr. Dickey's continued employment as to 12,000 shares on each of the one year, two year and three year anniversaries of the Effective Date; (iv) receive a signing bonus of 5,000 shares of the Company's common stock, subject to forfeiture in the event he resigns or is terminated for Cause prior to one year after the Effective Date, and an option to purchase 10,000 shares of the Company's common stock at a per share exercise price equal to the closing price of the common stock on the Effective Date and is scheduled to vest on the one year anniversary of the Effective Date. Either party may terminate the Employment Agreement upon 60 days' prior written notice to the other party. If Mr. Dickey's employment is terminated for any other reason other than for cause, and provided Mr. Dickey executes a release, Mr. Dickey will be entitled to three months' of then-current Base Salary as severance.

Larry May

Also effective on August 19, 2013, the Company entered into a letter agreement (the "Agreement")with Larry May who had been serving as the Company's Chief Financial Officer since 2006. As of the Effective Date of the Agreement, Mr. May's tenure as Chief Financial Officer ended at which time he was appointed as the Company's newly created position of Vice President, Strategic Transactions, whereby he will assist Mr. Dickey in the transition as well as focus on the Company's various strategic activities. Under the terms of the Agreement, Mr. May's compensation shall remain unchanged.

Item 8.01. Other Events.

On August 19, 2013 NeoStem issued a press release announcing the appointment of Mr. Dickey as the Company's Chief Financial Officer and Mr. May as the Company's Vice President, Strategic Initiatives. Copies of the press release, Mr. Dickey's Employment Agreement and Mr. May's Amendment are attached to this Current Report on Form 8-K as Exhibits 99.1, 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit 10.1	Employment Agreement, dated as of August 16, 2013 and effective August 19, 2013, by and between NeoStem, Inc. and Robert Dickey IV
Exhibit 10.2	Amendment dated August 14, 2013 and effective August 19, 2013, by and among NeoStem, Inc., and Larry May
Exhibit 99.1	Press Release of NeoStem, Inc. dated August 19, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOSTEM, INC.

By:	/s/ Catherine M. Vaczy
Name:	Catherine M. Vaczy, Esq.
Title:	Vice President and General Counsel

Dated: August 19, 2013